CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,238,000	$260.06

Pricing supplement no. 227 To prospectus dated November 7, 2014, prospectus supplement dated November 7, 2014 and product supplement no. 4a-I dated November 7, 2014	Registration Statement No. 333-199966 Dated January 23, 2015 Rule 424(b)(2)
Structured Investments	$2,238,000 Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of Bank of America Corporation and the Common Stock of Wells Fargo & Company due January 26, 2018
General
•
The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing price of one share of each Reference Stock is greater than or equal to 70% of its Initial Stock Price, which we refer to as the Interest Barrier with respect to the relevant Reference Stock.  If the closing price of one share of each Reference Stock is greater than or equal to its Interest Barrier on any Review Date, investors will receive, in addition to the Contingent Interest Payment with respect to that Review Date, any previously unpaid Contingent Interest Payments for prior Review Dates. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.

•
Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred, the risks of owning the Lesser Performing Reference Stock and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.

•
The notes will be automatically called if the closing price of one share of each Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to its Initial Stock Price.  The earliest date on which an automatic call may be initiated is April 23, 2015.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•
The payment at maturity is not linked to a basket composed of the Reference Stocks.  Instead, the payment at maturity is linked to the performance of each of the Reference Stocks individually, as described below.

•	Minimum denominations of $1,000 and integral multiples thereof
Key Terms
Reference Stocks:	As specified under “Key Terms Relating to the Reference Stocks” on page PS-2 of this pricing supplement
Contingent Interest Payments:
If the notes have not been automatically called and the closing price of one share of each Reference Stock on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $22.00 (equivalent to an interest rate of 8.80% per annum, payable at a rate of 2.20% per quarter), plus any previously unpaid Contingent Interest Payments for any prior Review Dates.
If the Contingent Interest Payment is not paid on any Interest Payment Date, that unpaid Contingent Interest Payment will be paid on a later Interest Payment Date if the closing price of one share of each Reference Stock on the Review Date related to that later Interest Payment Date is greater than or equal to its Interest Barrier.  You will not receive any unpaid Contingent Interest Payments if the closing price of one share of either Reference Stock on each subsequent Review Date is less than its Interest Barrier.

Interest Barrier / Trigger Level:	With respect to each Reference Stock, an amount that represents 70% of its Initial Stock Price, as specified under “Key Terms Relating to the Reference Stocks” on page PS-2 of this pricing supplement
Contingent Interest Rate:	8.80% per annum, payable at a rate of 2.20% per quarter, if applicable
Automatic Call:
If the closing price of one share of each Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to its Initial Stock Price, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates, payable on the applicable Call Settlement Date.

Payment at Maturity:
If the notes have not been automatically called and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates.

If the notes have not been automatically called and a Trigger Event has occurred, at maturity you will receive the number of shares of the Lesser Performing Reference Stock equal to its Physical Delivery Amount (or, at our election, the Cash Value).  Fractional shares will be paid in cash.  The market value of the Physical Delivery Amount of the Lesser Performing Reference Stock or the Cash Value will most likely be less than the principal amount of your notes and may be zero.

If the notes have not been automatically called and a Trigger Event has occurred, you will most likely lose some or all of your principal amount at maturity.
Trigger Event:	A Trigger Event occurs if the Final Stock Price (i.e. the closing price on the final Review Date) of either Reference Stock is less than its Trigger Level
Pricing Date:	January 23, 2015
Original Issue Date (Settlement Date):	On or about January 28, 2015
Review Dates†:
April 23, 2015, July 23, 2015, October 23, 2015, January 25, 2016, April 25, 2016, July 25, 2016, October 24, 2016, January 23, 2017, April 24, 2017, July 24, 2017, October 23, 2017 and January 23, 2018 (the “final Review Date”)

Interest Payment Dates†:
April 28, 2015, July 28, 2015, October 28, 2015, January 28, 2016, April 28, 2016, July 28, 2016, October 27, 2016, January 26, 2017, April 27, 2017, July 27, 2017, October 26, 2017 and the Maturity Date

Call Settlement Date†:	If the notes are automatically called on any Review Date (other than the final Review Date), the first Interest Payment Date immediately following that Review Date
Maturity Date†:	January 26, 2018
CUSIP:	48127D5Y0
Other Key Terms:	See “Additional Key Terms” in this pricing supplement

†
Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$23.50	$976.50
Total	$2,238,000	$52,593	$2,185,407
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of  $23.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $958.10 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

January 23, 2015

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014.  This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

•	Prospectus supplement and prospectus, each dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Initial Stock Price:
With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Pricing Date.  The Initial Stock Price of each Reference Stock is specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement.

Final Stock Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the final Review Date
Physical Delivery Amount:
With respect to each Reference Stock, the number of shares of that Reference Stock, per $1,000 principal amount note, equal to $1,000 times the Stock Adjustment Factor of that Reference Stock, divided by the Initial Stock Price of that Reference Stock, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement (subject to adjustments)

Cash Value:	$1,000 times the Final Stock Price of the Lesser Performing Reference Stock, divided by the Initial Stock Price of the Lesser Performing Reference Stock
Stock Return:	With respect to each Reference Stock: (Final Stock Price – Initial Stock Price) Initial Stock Price
Stock Adjustment Factor:
With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set initially at 1.0 on the Pricing Date. The Stock Adjustment Factor for each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock.  See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement no. 4a-I for further information.

Lesser Performing Reference Stock:	The Reference Stock with the Lesser Performing Stock Return
Lesser Performing Stock Return:	The lower of the Stock Returns of the Reference Stocks

JPMorgan Structured Investments —
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of Bank of America Corporation and the Common Stock of Wells Fargo & Company
PS-1

Key Terms Relating to the Reference Stocks

The Reference Stocks and the Bloomberg ticker symbol, the Initial Stock Price, the Interest Barrier, the Trigger Level and the Physical Delivery Amount of each Reference Stock are set forth below:

Reference Stock	Bloomberg Ticker Symbol	Initial Stock Price	Interest Barrier/Trigger Level	Physical Delivery Amount††
Common stock of Bank of America Corporation, par value $0.01 per share Common stock of Wells Fargo & Company, par value $1-2/3 per share	BAC WFC	$15.73 $53.26	$11.011 $37.282	63.57279 18.77582

†† Subject to adjustments.  Fractional shares will be paid in cash.

Selected Purchase Considerations

•
QUARTERLY CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each quarterly Review Date of $22.00 per $1,000 principal amount note (equivalent to an interest rate of 8.80% per annum, payable at a rate of 2.20% per quarter).  If the notes have not been automatically called and the closing price of one share of either Reference Stock on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date a Contingent Interest Payment for that Review Date plus any previously unpaid Contingent Interest Payments for any prior Review Dates.  If the closing price of one share of either Reference Stock on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.  You will not receive any unpaid Contingent Interest Payments if the closing price of one share of either Reference Stock on each subsequent Review Date is less than its Interest Barrier.  If the closing price of one share of either Reference Stock on each Review Date is less than its Interest Barrier, you will not receive any Contingent Interest Payments over the term of the notes.  If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of one share of each Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to its Initial Stock Price, your notes will be automatically called prior to the Maturity Date.  Under these circumstances, you will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates, payable on the applicable Call Settlement Date.

•
THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred.  However, if the notes have not been automatically called and a Trigger Event has occurred, you will most likely lose some or all of your principal amount at maturity.

•
EXPOSURE TO EACH OF THE REFERENCE STOCKS — The return on the notes is linked to the Lesser Performing Reference Stock, which will be one of the two Reference Stocks.  For additional information see “Key Terms Relating to the Reference Stocks” and “The Reference Stocks” in this pricing supplement for more information.

•
TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 4a-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations.  The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are

JPMorgan Structured Investments —
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of Bank of America Corporation and the Common Stock of Wells Fargo & Company
PS-2

not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

FATCA.  Withholding under legislation commonly referred to as “FATCA” could apply to payments on the notes, and (if they are recharacterized, in whole or in part, as debt instruments) could also apply to the payment of gross proceeds of a sale of a note occurring after December 31, 2016 (including an early redemption or redemption at maturity).  You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in either or both of the Reference Stocks.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  If the notes have not been automatically called and a Trigger Event has occurred, you will receive, for each $1,000 principal amount note, at maturity the number of shares of the Lesser Performing Reference Stock equal to its Physical Delivery Amount (or, at our election, the Cash Value).  Fractional shares will be paid in cash.  The market value of that Physical Delivery Amount or the Cash Value will most likely be less than the principal amount of your notes and may be zero.  Accordingly, under these circumstances, you will most likely lose some or all of your principal amount at maturity.

•
THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of each Reference Stock.  If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to a Review Date (and will pay you any previously unpaid Contingent Interest Payments for any prior Review Dates) only if the closing price of one share of each Reference Stock on that Review Date is greater than or equal to its Interest Barrier.  If the closing price of one share of either Reference Stock on that Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made.  You will not receive any unpaid Contingent Interest Payments if the closing price of one share of either Reference Stock on each subsequent Review Date is less than the Interest Barrier.  Accordingly, if the closing price of one share of the Reference Stock on each Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•
THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive on the applicable Call Settlement Date $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date plus any previously unpaid Contingent Interest Payments for any prior Review Dates.

•
REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

•
THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE PRICE OF EITHER REFERENCE STOCK — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation in the price of either Reference Stock, which may be significant.  You will not participate in any appreciation in the price of either Reference Stock.  Accordingly, the return on the notes may be significantly less than the return on a direct investment in either Reference Stock during the term of the notes.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value

JPMorgan Structured Investments —
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of Bank of America Corporation and the Common Stock of Wells Fargo & Company
PS-3

of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers.  In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold either of the Reference Stocks.  As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•
IF YOU RECEIVE SHARES OF THE LESSER PERFORMING REFERENCE STOCK AT MATURITY, THE VALUE OF THOSE SHARES MAY BE LESS ON THE MATURITY DATE THAN ON THE FINAL REVIEW DATE — If the notes have not been automatically called and (i) the Final Stock Price of either Reference Stock is less than its Initial Stock Price and (ii) a Trigger Event has occurred, at maturity you will receive the number of shares of the Lesser Performing Reference Stock equal to its Physical Delivery Amount (or, at our election, the Cash Value).  Under these circumstances, the value of that Physical Delivery Amount on the final Review Date will be less than $1,000 for each $1,000 principal amount note and could decrease further during the period between the final Review Date and the Maturity Date.  We will make no adjustments to that Physical Delivery Amount to account for any fluctuations in the value of that Physical Delivery Amount, and you will bear the risk of any decrease in the value of that Physical Delivery Amount between the final Review Date and the Maturity Date.

•
YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING PRICE OF ONE SHARE OF EACH REFERENCE STOCK — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Reference Stocks.  If the notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Reference Stock such that you will be equally exposed to the risks related to either of the Reference Stocks.  The performance of the Reference Stocks may not be correlated.  Poor performance by either of the Reference Stocks over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by the other Reference Stock.  Accordingly, your investment is subject to the risk of decline in the closing price of one share of either Reference Stock.

•
THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE FINAL REVIEW DATE — If the Final Stock Price of either Reference Stock is less than its Trigger Level (i.e., a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation in the closing price of one share of the Lesser Performing Reference Stock.

•
YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING REFERENCE STOCK — Because the payment at maturity will be determined based on the performance of the Lesser Performing Reference Stock, you will not benefit from the performance of the other Reference Stock.  Accordingly, if the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of your principal amount at maturity, even if the Final Stock Price of the other Reference Stock is greater than or equal to its Initial Stock Price.

•
JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•
JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•
JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

JPMorgan Structured Investments —
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of Bank of America Corporation and the Common Stock of Wells Fargo & Company
PS-4

•
THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•
SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.

•
SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of each Reference Stock, including:

•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility in the price of one share of each Reference Stock;
•	the time to maturity of the notes;
•	whether the closing price of one share of each Reference Stock has been, or is expected to be, less than its Interest Barrier on any Review Date and whether a Trigger Event is expected to occur;
•	the existence of any unpaid Contingent Interest Payments;
•	the likelihood of an automatic call being triggered;
•	the dividend rates on the Reference Stocks;
•	the actual and expected positive or negative correlation among the Reference Stocks, or the actual or expected absence of any such correlation;
•	interest and yield rates in the market generally;
•	the occurrence of certain events affecting the issuer of a Reference Stock that may or may not require an adjustment to its Stock Adjustment Factor, including a merger or acquisition; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•
NO OWNERSHIP OR DIVIDEND RIGHTS IN ANY REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stocks, such as voting rights or dividend payments.  In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stocks and the notes.

•
NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks.  We have not independently verified any of the information about the Reference Stock issuers contained in this pricing supplement.  You should undertake your own investigation into the Reference Stocks and their issuers.  We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

•
SINGLE STOCK RISK — The price of either Reference Stock can fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

•
VOLATILITY RISK — Greater expected volatility with respect to either Reference Stock indicates a greater likelihood as of the Pricing Date that the closing price of one share of that Reference Stock could be less than its Interest Barrier on a Review Date and/or that a Trigger Event could occur.  A Reference Stock’s volatility, however, can change significantly over the term of the notes.  The closing price of one share of either Reference Stock could fall sharply on any day during the term of the notes, which could result in your not receiving any Contingent Interest Payment or a significant loss of principal, or both.

JPMorgan Structured Investments —
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of Bank of America Corporation and the Common Stock of Wells Fargo & Company
PS-5

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•
THE ANTI-DILUTION PROTECTION FOR EITHER REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor of a Reference Stock for certain corporate events affecting that Reference Stock.  However, the calculation agent will not make an adjustment in response to all events that could affect a Reference Stock.  If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.  You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

JPMorgan Structured Investments —
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of Bank of America Corporation and the Common Stock of Wells Fargo & Company
PS-6

What Are the Payments on the Notes, Assuming a Range of Performances for the Lesser Performing Reference Stock?

The following table illustrates the hypothetical payments on the notes in different hypothetical scenarios.  Each hypothetical payment set forth below assumes that the Lesser Performing Reference Stock is the common stock of Bank of America Corporation and that the closing price of one share of the other Reference Stock on each Review Date is greater than or equal to its Initial Stock Price (and therefore its Interest Barrier and Trigger Level).  We make no representation or warranty as to which of the Reference Stocks will be the Lesser Performing Reference Stock for purposes of calculating your actual payment at maturity, if any, or as to what the closing price of one share of either Reference Stock will be on any Review Date.  In addition, the following table and examples assume an Initial Stock Price of $15.70, an Interest Barrier and a Trigger Level of $10.99 (equal to 70% of the hypothetical Initial Stock Price) and reflect the Contingent Interest Rate of 8.80% per annum (payable at a rate of 2.20% per quarter).  Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Review Dates Prior to the Final Review Date			Final Review Date
Closing Price of Lesser Performing Reference Stock	Lesser Performing Reference Stock Appreciation / Depreciation at Review Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Lesser Performing Stock Return	Payment at Maturity If a Trigger Event Has Not Occurred (2)(3)	Payment at Maturity If a Trigger Event Has Occurred (2)(3)(4)	Total Value of Payment Received at Maturity If a Trigger Event Has Occurred (2)(3)(4)
$28.26000	80.00%	$1,022.00	80.00%	$1,022.00	N/A	N/A
$26.69000	70.00%	$1,022.00	70.00%	$1,022.00	N/A	N/A
$25.12000	60.00%	$1,022.00	60.00%	$1,022.00	N/A	N/A
$23.55000	50.00%	$1,022.00	50.00%	$1,022.00	N/A	N/A
$21.98000	40.00%	$1,022.00	40.00%	$1,022.00	N/A	N/A
$20.41000	30.00%	$1,022.00	30.00%	$1,022.00	N/A	N/A
$18.84000	20.00%	$1,022.00	20.00%	$1,022.00	N/A	N/A
$18.05500	15.00%	$1,022.00	15.00%	$1,022.00	N/A	N/A
$17.27000	10.00%	$1,022.00	10.00%	$1,022.00	N/A	N/A
$16.48500	5.00%	$1,022.00	5.00%	$1,022.00	N/A	N/A
$15.70000	0.00%	$1,022.00	0.00%	$1,022.00	N/A	N/A
$14.91500	-5.00%	$22.00	-5.00%	$1,022.00	N/A	N/A
$14.13000	-10.00%	$22.00	-10.00%	$1,022.00	N/A	N/A
$12.56000	-20.00%	$22.00	-20.00%	$1,022.00	N/A	N/A
$10.99000	-30.00%	$22.00	-30.00%	$1,022.00	N/A	N/A
$10.98843	-30.01%	N/A	-30.01%	N/A	63 shares of the Lesser Performing Reference Stock or the Cash Value	$699.90
$9.42000	-40.00%	N/A	-40.00%	N/A		$600.00
$7.85000	-50.00%	N/A	-50.00%	N/A		$500.00
$6.28000	-60.00%	N/A	-60.00%	N/A		$400.00
$4.71000	-70.00%	N/A	-70.00%	N/A		$300.00
$3.14000	-80.00%	N/A	-80.00%	N/A		$200.00
$1.57000	-90.00%	N/A	-90.00%	N/A		$100.00
$0.00000	-100.00%	N/A	-100.00%	N/A		$0.00

(1)
The notes will be automatically called if the closing price of one share of each Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to its Initial Stock Price.

(2)
You will receive a Contingent Interest Payment in connection with a Review Date if the closing price of one share of each Reference Stock on that Review Date is greater than or equal to its Interest Barrier plus any previously unpaid Contingent Interest Payments for any prior Review Dates.  The applicable amount shown in the table above does not include any previously unpaid Contingent Interest Payments that may be payable on the applicable Interest Payment Date.

(3)	A Trigger Event occurs if the Final Stock Price of either Reference Stock (i.e., the closing price of one share of that Reference Stock on the final Review Date) is less than its Trigger Level.

(4)
If you receive the Physical Delivery Amount of the Lesser Performing Reference Stock, (a) any fractional shares are not included in the number of shares of the Lesser Performing Reference Stock payable at maturity in the table above and (b) the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: The closing price of one share of the Lesser Performing Reference Stock increases from the Initial Stock Price of $15.70 to a closing price of $18.84 on the first Review Date. Because the closing price of one share of the Lesser Performing Reference Stock on the first Review Date is greater than its Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the first Review Date.  In addition, because the closing price of one share of the Lesser Performing Reference Stock on the first Review Date is greater than its Initial Stock Price, the notes are automatically called.  Accordingly, the investor receives a payment of $1,022 per $1,000 principal amount note on

JPMorgan Structured Investments —
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of Bank of America Corporation and the Common Stock of Wells Fargo & Company
PS-7

the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $22 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.

Example 2: Contingent Interest Payments are not paid in connection with the first Review Date but are paid in connection with the second Review Date, the closing price of one share of the Lesser Performing Reference Stock is less than the Initial Stock Price of $15.70 on each of the Review Dates preceding the third Review Date and the closing price of one share of the Lesser Performing Reference Stock increases from the Initial Stock Price of $15.70 to a closing price of $18.84 on the third Review Date.  The investor receives a payment of $44 per $1,000 principal amount note on the second Interest Payment Date (reflecting the Contingent Interest Payment for the second Review Date and the unpaid Contingent Interest Payment for the first Review Date), but the notes have not been automatically called on any of the Review Dates preceding the third Review Date because the closing price of one share of the Lesser Performing Reference Stock is less than its Initial Stock Price on each of the Review Dates preceding the third Review Date.  Because the closing price of one share of the Lesser Performing Reference Stock on the third Review Date is greater than its Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the third Review Date.  In addition, because the closing price of one share of the Lesser Performing Reference Stock on the third Review Date is greater than its Initial Stock Price, the notes are automatically called.  Accordingly, the investor receives a payment of $1,022 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $22 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.  As a result, the total amount paid on the notes over the term of the notes is $1,066 per $1,000 principal amount note.

Example 3: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the closing price of one share of the Lesser Performing Reference Stock increases from the Initial Stock Price of $15.70 to a Final Stock Price of $18.84 — A Trigger Event has not occurred.  The investor receives a payment of $22 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date.  Because the notes have not been automatically called prior to maturity, a Trigger Event has not occurred and the Final Stock Price of the Lesser Performing Reference Stock is greater than its Interest Barrier, the investor receives at maturity a payment of $1,022 per $1,000 principal amount note.  This payment consists of a Contingent Interest Payment of $22.00 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.  The total amount paid on the notes over the term of the notes is $1,264 per $1,000 principal amount note.  This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with the second and fifth Review Dates but not paid in connection with any other Review Date preceding the final Review Date and the closing price of one share of the Lesser Performing Reference Stock decreases from the Initial Stock Price of $15.70 to a Final Stock Price of $10.99 —  A Trigger Event has not occurred.  The investor receives a payment of $44 per $1,000 principal amount note on the second Interest Payment Date (reflecting the Contingent Interest Payment for the second Review Date and the unpaid Contingent Interest Payment for the first Review Date) and $66 per $1,000 principal amount note on the fifth Interest Payment Date (reflecting the Contingent Interest Payment for the fifth Review Date and the unpaid Contingent Interest Payments for the third and fourth Review Dates).  Because the notes have not been automatically called prior to maturity, a Trigger Event has not occurred and the Final Stock Price of the Lesser Performing Reference Stock is equal to its Interest Barrier, even though the Final Stock Price of the Lesser Performing Reference Stock is less than its Initial Stock Price, the investor receives at maturity a payment of $1,154 per $1,000 principal amount note.  This payment consists of Contingent Interest Payments of $154 per $1,000 principal amount note (reflecting the Contingent Interest Payment for the final Review Date and the unpaid Contingent Interest Payments for the sixth through eleventh Review Dates) and repayment of principal equal to $1,000 per $1,000 principal amount note.  The total amount paid on the notes over the term of the notes is $1,264 per $1,000 principal amount note.  This represents the maximum total payment an investor may receive over the term of the notes

Example 5: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date, and the closing price of one share of the Lesser Performing Reference Stock decreases from the Initial Stock Price of $15.70 to a Final Stock Price of $6.28 — A Trigger Event has occurred.  The investor receives a payment of $22 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date.  Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Final Stock Price of the Lesser Performing Reference Stock is less than its Interest Barrier, the investor receives the Physical Delivery Amount of the Lesser Performing Reference Stock (or, at our election, the Cash Value) at maturity.  Because the Final Stock Price of the Reference Stock is $6.28, the total value of your payment at maturity, whether in cash or shares of the Reference Stock, is $400 per $1,000 principal amount note, calculated as follows:

($1,000 / $15.70) × $6.28 = $400

The total value of the payments on the notes over the term of the notes is $642 per $1,000 principal amount note.

JPMorgan Structured Investments —
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of Bank of America Corporation and the Common Stock of Wells Fargo & Company
PS-8

Example 6: The notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the closing price of one share of the Lesser Performing Reference Stock decreases from the Initial Stock Price of $15.70 to a Final Stock Price of $4.71 — A Trigger Event has occurred.  Because the notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date, a Trigger Event has occurred and the Final Stock Price of the Lesser Performing Reference Stock is less than its Interest Barrier, the investor receives no payments over the term of the notes, other than the Physical Delivery Amount of the Lesser Performing Reference Stock (or, at our election, the Cash Value) at maturity.  Because the Final Stock Price of the Reference Stock is $4.71, the total value of your payment at maturity, whether in cash or shares of the Reference Stock, is $300 per $1,000 principal amount note, calculated as follows:

($1,000 / $15.70) × $4.71 = $300

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of Bank of America Corporation and the Common Stock of Wells Fargo & Company
PS-9

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification.  Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC.  Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to its SEC file number provided below, and can be accessed through www.sec.gov.  We do not make any representation that these publicly available documents are accurate or complete.

Bank of America Corporation (“Bank of America”)

According to its publicly available filings with the SEC, Bank of America is a financial institution, serving individual consumers, small- and middle-market businesses, institutional investors, large corporations and governments with a range of banking, investing, asset management and other financial and risk management products and services.  The common stock of Bank of America, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Bank of America in the accompanying product supplement no. 4a-I.  Bank of America’s SEC file number is 001-06523.

Historical Information Regarding Bank of America

The following graph sets forth the historical performance of the common stock of Bank of America based on the weekly historical closing prices of one share of the common stock of Bank of America from January 8, 2010 through January 23, 2015.  The closing price of one share of the common stock of Bank of America on January 23, 2015 was $15.73.  We obtained the closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one share of the common stock of Bank of America has experienced significant fluctuations.  The historical performance of the common stock of Bank of America should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the common stock of Bank of America on any Review Date, including the final Review Date.  We cannot give you assurance that the performance of the common stock of Bank of America will result in the return of any of your principal amount or the payment of any interest.

JPMorgan Structured Investments —
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of Bank of America Corporation and the Common Stock of Wells Fargo & Company
PS-10

Wells Fargo & Company (“Wells Fargo”)

According to its publicly available filings with the SEC, Wells Fargo is a diversified financial services company that provides retail, commercial and corporate banking services.  The common stock of Wells Fargo, par value $1-2/3 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Wells Fargo in the accompanying product supplement no. 4a-I.  Wells Fargo’s SEC file number is 001-02979.

Historical Information Wells Fargo

The following graph sets forth the historical performance of the common stock of Wells Fargo based on the weekly historical closing prices of one share of the common stock of Wells Fargo from January 8, 2010 through January 23, 2015.  The closing price of one share of the common stock of Wells Fargo on January 23, 2015 was $53.26.  We obtained the closing prices below from Bloomberg, without independent verification.  The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one share of the common stock of Wells Fargo has experienced significant fluctuations.  The historical performance of one share of the common stock of Wells Fargo should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the common stock of Wells Fargo on any Review Date, including the final Review Date.  We cannot give you assurance that the performance of the common stock of Wells Fargo will result in the return of any of your principal amount or the payment of any interest.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.   For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced

JPMorgan Structured Investments —
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of Bank of America Corporation and the Common Stock of Wells Fargo & Company
PS-11

by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “What Are the Payments on the Notes, Assuming a Range of Performances for the Lesser Performing Reference Stock?” and “Hypothetical Examples of Amounts Payable on the Notes” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.

JPMorgan Structured Investments —
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of Bank of America Corporation and the Common Stock of Wells Fargo & Company
PS-12